Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
May 17, 2004	Nasdaq-ACTT

ACT TELECONFERENCING ANNOUNCES FIRST QUARTER 2004 RESULTS

$0.08 improvement in earnings per share

First quarter revenue $14 million

Audio volumes increase 29%

DENVER – ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced results for the first quarter of 2004.

Net loss improved from $(1.0) million for first quarter 2003 to $(402,000) for first quarter 2004, representing an improvement of $644,000, of which $261,000 is a gain due to the elimination of a note payable. Loss per share improved by $0.08 over first quarter 2003, from $(0.11) to $(0.03). Earnings before interest, taxes, depreciation and amortization (Ebitda) increased from $887,000 to $1.7 million, representing an increase of 92% over first quarter 2003. The reconciliation for Ebitda to GAAP is included at the end of this press release.

The Company lowered its cost of services by 14% from $9.9 million for first quarter 2003 to $8.5 million for first quarter 2004, representing a $1.4 million savings. Gross profit grew by 10% from $5.0 million to $5.5 million, and selling, general and administrative expense was reduced by 2% from $5.5 million to $5.4 million. Operating income improved from a loss of $(476,000) to $87,000, representing a $563,000 increase compared to first quarter 2003. Interest expense increased by 90% from $(311,000) to $(590,000). The Company plans to obtain new financing this year to restructure the debt and lower interest expense.

Revenue for the first quarter 2004 totaled $14 million, representing a 6% decrease compared to the same period in 2003. Audio conferencing revenue remained stable, although minute volume increased approximately 29%. The first quarter’s lower revenue was due to a $900,000 decrease in sales for video conferencing, from $5.1 million in first quarter 2003 to $4.2 million in first quarter 2004. Contributing factors include the conversion of video transmission from ISDN to lower-priced IP by ACT’s enterprise video clients and the softening of usage globally. The Company expects video revenue to stabilize since most of the Company’s enterprise customers have completed the conversion to IP networks and also have signed multiple-year contracts with ACT.

ACT’s CEO Gene Warren said, “We are pleased with the progress we are making towards achieving profitability. For the remainder of 2004, our financial goals are to restructure the debt and to continue to cut costs. Operationally, we plan to continue increasing volume on all of our platforms, and will be introducing new products and developing additional sales opportunities.”

The Company said it would discuss the general outlook at its conference call on Tuesday May 18, 2004 at 2:30 p.m. MDT. Reservation number: 580209. Call-in numbers for Denver and International are: +1-303-262-2131; U.S. and Canada (toll-free): +1-800-257-7087. To participate in the conference over the Internet please go to http://www.acttel.com/Q12004.

REPLAY VIA ACTIONREPLAY AND VIA EVENT CENTER

To access the audio replay of this event, for United States and Canada dial +1-800-405-2236, passcode 580209#. For Denver and international locations, dial +1-303-590-3000, passcode 580209#. For the Internet replay, go to http://www.acttel.com/Q12004_archive.

Selected Financial Data

All trend information is extracted from the Company’s management accounts, includes management estimates, and is unaudited. The information is provided solely to assist shareholder analysis. Achievement of actual numbers against targets depends upon customer usage and other variables. From time to time management makes use of certain internal measurements, which are not defined under US GAAP. Ebitda – earnings before interest, taxes, depreciation, and amortization is defined as operating income after adding back depreciation, amortization, and non-cash charges for impairment of assets. Ebitda is not intended to replace operating income, net income, cash flow or any other measures of performance and liquidity under GAAP in the U.S. Ebitda rather is a measure of operating performance and liquidity that investors may consider in addition to such other measures. Ebitda provides no information on a company’s capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Management believes ebitda is nevertheless a measure of operating performance commonly reported and widely used by analysts, investors and other interested parties because it eliminates differences in financial capitalization and tax structures as well as non-cash and non-operating charges to earnings. Ebitda is also used by lenders to test compliance with certain covenants.

	Three Months Ended
Income Statement $000	March 31, 2004	March 31, 2003
Net revenue	$13,996	$14,908
Gross profit	$5,514	$5,051
Selling, general and administrative expense	$5,427	$5,527
Operating income (loss)	87	(476)
Interest expense – net	(590)	(311)
Foreign Currency (loss)	(91)
Gain on elimination of note payable	261
Taxes	69	31
Net income (loss)	(402)	(818)
Preferred dividends	0	228
Net income (loss) available to common shareholders	(402)	$(1,046)

Weighted average number of shares-basic and diluted	13,440	9,480

Earnings (loss) per share – basic and diluted	$(0.03)	$(0.11)

Ebitda	$1,720	$887

Summarized Balance Sheet ($000)	March 31, 2004	December 31, 2003
Cash	$3,300	$1,726
Other current assets	10,724	11,468
Net equipment	20,595	21,281
Goodwill & Other non-current assets	19,681	20,148

Total assets	$54,300	$54,623

Total liabilities	27,258	$32,513
Preferred stock
Shareholders’ equity	$27,042	22,110

Total liabilities and shareholders’ equity	$54,300	$54,623

Reconciliation of Ebitda to GAAP Net Loss	March 31, 2004	March 31, 2003
Net loss	$(402)	$(818)
Add depreciation and amortization	1,372	1,363
Add interest expense	590	311
Add foreign currency loss	91	0
Add taxes	69	31
Ebitda	$1,720	$887

ABOUT ACT TELECONFERENCING

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented above include both audited and unaudited financial information and have been extracted from the Company’s financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager

Ph: 303-233-3500; e-mail: lkaiser@acttel.com

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